       As filed with the Securities and Exchange Commission on May 6, 2002

                                                     Registration No.  333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                              -------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------

                                 RAZORFISH, INC.
             (Exact Name of Registrant as Specified in its Charter)

               Delaware                              13-3804503
    (State or other jurisdiction of              (I.R.S. Employer
    incorporation or organization)            Identification Number)

                           107 Grand Street, 2nd floor
                            New York, New York 10013
                                 (212) 966-5960
     (Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)

                              -------------------

                               Jean-Philippe Maheu
                             Chief Executive Officer
                                 Razorfish, Inc.
                           107 Grand Street, 2nd floor
                            New York, New York 10013
                                 (212) 966-5960
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              -------------------

                                   Copies to:
         Hilary Fenner, Esq.                         John Hempill, Esq.
   Vice President Business Affairs                Morrison & Foerster LLP
       and General Counsel                       1290 Avenue of the Americas
         Razorfish, Inc.                          New York, New York 10104
     107 Grand Street, 2nd floor                      (212) 468-8000
      New York, New York 10013
          (212) 966-5960

     Approximate Date of Commencement of Proposed Sale of the Securities to the
Public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                              -------------------

                                                CALCULATION OF REGISTRATION FEE
==============================================================================================================================
                                                                     Proposed Maximum      Proposed Maximum      Amount of
Title of Each Class of                               Amount to        Offering Price      Aggregate Offering   Registration
Securities to be Registered                        be Registered      Per Share (1)          Price (1)              Fee
------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $0.01 par value per share    18,718,751          $ 0.31              $5,802,812.81         $ 533.86
------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $0.01 par value per share   2,807,810(2)(3)      $ 0.45(4)           $1,128,514.50         $ 103.82
------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $0.01 par value per share    200,000(2)(3)       $ 0.36(4)           $   72,000.00         $   6.62
------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $0.01 par value per share    176,470(2)(3)       $0.204(4)           $   35,999.88         $   3.31
------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $0.01 par value per share    193,392(2)(3)       $ 0.19(4)           $   36,744.48         $   3.38
------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $0.01 par value per share    138,461(2)(3)       $0.204(4)           $   28,246.04         $   2.60
------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $0.01 par value per share     46,153(2)(3)       $0.234(4)           $   10,799.80         $    .99
------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $0.01 par value per share    280,000(2)(3)       $0.144(4)           $   40,320.00         $   3.71
------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $0.01 par value per share  1,123,125(2)(3)       $ 0.54(4)           $  606,487.50         $  55.80
------------------------------------------------------------------------------------------------------------------------------
TOTAL                                              23,684,162                              $7,761,925.00         $ 714.09
------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee, based on the average of the high and low sales prices of the common stock as reported by the Nasdaq National Market on May 2, 2002 in accordance with Rule 457 under the Securities Act of 1933.
(2) Shares issuable pursuant to exercise of warrants.
(3) Pursuant to Rule 416, this registration statement also covers an indeterminate number of additional shares of Common Stock as may, from time to time, become issuable upon the exercise of the warrants by reason of stock splits, stock dividends and other similar transactions.

(4) Estimated solely for the purpose of calculating the registration fee; based on the exercise price per share of Common Stock underlying each such warrant.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

==============================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED MAY 6, 2002

PROSPECTUS

                                23,684,162 Shares

                                    RAZORFISH

                                  Common Stock

     This prospectus relates to 23,684,162 shares of our Common Stock which may be sold from time to time by the selling stockholders listed on page 13, including their transferees, pledgees or donees or their respective successors.

     The shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market.

     We will not receive any proceeds from the sale of these shares. However, since some of these shares are issuable upon the exercise of warrants, we will receive proceeds from the exercise of such warrants, and will use such proceeds for our general corporate purposes.

     Our common stock is quoted on the Nasdaq National Market under the symbol "RAZF". On ______, 200_, the last reported sale price for our Common Stock on the Nasdaq National Market was $___ per share.

     Our corporate offices are located at 107 Grand Street, 2nd floor, New York, New York 10013. Our telephone number at that location is (212) 966-5960.

     Investment in our common stock involves risks. See "Risk Factors" beginning on page 3 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is _________ __, 2002.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Forward-Looking Statements ............................................     1
About Razorfish .......................................................     2
Risk Factors ..........................................................     3
Use of Proceeds .......................................................    13
Selling Stockholders ..................................................    13
Plan of Distribution ..................................................    14
Description of Common Stock ...........................................    16
Experts ...............................................................    16
Legal Matters .........................................................    17
Where You Can Find More Information ...................................    16
Incorporation of Certain Documents by Reference .......................    18

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY BE ACCURATE ONLY ON THE DATE OF THIS DOCUMENT.

                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated herein by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in our forward-looking statements. These factors include, among others, those listed under "Risk Factors" or described elsewhere in this prospectus. These statements include, but are not limited to, the statements regarding:

         o  our plans to remain at the leading edge of digital technologies;

         o  our plans to continue to expand the recognition of our brand name;

         o the expected growth in the use of digital communications technologies in more industries;

         o  our plans to increase our client base; and

         o  our plans to improve our future financial performance.

         In some cases, you can identify forward-looking statements by our use of words such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative or other variations of these words, or other comparable words or phrases.

         Among the factors that could cause our actual results or events to differ are the risks that are set forth in this document under the caption "Risk Factors," in particular:

         o  unanticipated trends and conditions in our industry;

         o the risk that we will not have sufficient capital to maintain and/or xpand our operations;

         o the risk that we will not be able to keep pace with the changing communications technologies;

         o the risk that we will not be able to maintain our reputation and expand our name recognition; and

         o any inability to address or resolve financial, operational and managerial challenges arising from our restructuring efforts.

         Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements or other future events. We are under no duty to update any of our forward-looking statements after the date of this prospectus, other than as required by law. You should not place undue reliance on forward-looking statements.

                                 ABOUT RAZORFISH

         Razorfish's services employ digital technologies to address a wide range of its clients' needs, from business and brand strategy to systems integration. From its founding in 1995 to the present, Razorfish has provided its clients with services designed to enhance communications and commerce with their customers, suppliers, employees and other partners through the use of digital technologies.

                                  RISK FACTORS

     You should carefully consider the risks and uncertainties described below and the other information contained in this prospectus before deciding whether to invest in our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose part or all of your investment.

   Our market and the demand for business and technology consulting services are changing rapidly. This has detrimentally affected our financial results and may continue to do so.

         The market for our consulting services and global digital solutions has been changing rapidly over the last three years, and we expect this level of change to continue. The market for digital solutions and consulting skills expanded rapidly during 1999 and 2000, but has both shifted and declined significantly since mid 2000. These market changes have affected our financial results. Our revenues for the three months ended March 31, 2002 decreased to $10.8 million from $11.1 million for the three months ended December 31, 2001. We can give no assurances that the decline in revenue will not continue in future periods. Further, although we reported net income of $2.5 million for the three months ended March 31, 2002, we can give no assurance that we will continue to generate income. If we cannot keep pace with these changes in our marketplace, our business, financial condition and results of operations will suffer. Our success will depend, in part, on our ability to develop service offerings that keep pace with rapid and continuing changes in technology, evolving industry needs and changing client preferences. Our success will also depend on our ability to develop and implement ideas that successfully apply existing and new technologies to deliver tangible value to our clients. We may not be successful in addressing these developments on a timely basis or in selling our services in the marketplace.


   We have reported losses and cannot assure you that we will maintain profitability.

         We had a net loss of approximately $183.9 million for the year ended December 31, 2001. Our revenues also declined to $104.0 million for the year ended December 31, 2001 compared to $267.9 million for the year ended December 31, 2000. In the current environment, we do not believe that growth, actual or comparable to historical levels, in our operating results will be achievable in the future. Although we had net income $2.5 million for the three months ended March 31, 2002, if we cannot successfully adjust to changing market conditions, we may incur losses in the future, and we may not maintain profitability.

         A high percentage of our expenses, including those related to employee compensation and equipment, are relatively fixed. The number of our client engagements has decreased in recent quarters and our revenues and operating results have also decreased. If our revenues and operating results continue to decrease or fail to increase in accordance with investors' expectations, the trading price of our Common Stock could decrease materially.

Our business is subject to general economic conditions. Economic downturns could have an adverse impact on the demand for our services.

         Our revenues and results of operations are subject to fluctuations based upon the general economic conditions in the United States and abroad. The recent economic downturn in the United States and abroad has caused our customers and potential customers to substantially reduce their budgets for, and delay implementation of, Internet-focused business solutions. A further deterioration in existing economic conditions could therefore materially and adversely affect our financial condition, operating results and business. Our operating results and financial condition may also be adversely affected by difficulties we may encounter in collecting our accounts receivable and maintaining our profit margins during an economic downturn. In addition, our ability to improve our operating results will be heavily dependent upon our clients' and potential clients' belief that we will remain in operation.

   We have recently had significant changes in our executive management structure, and we cannot be certain that our new executive management will work together successfully.

     On May 2, 2001, our founders, Jeffrey Dachis and Craig Kanarick, who served as chief executive officer and chief strategic officer, respectively, resigned their positions. Mr. Dachis had served as chief executive officer since our inception. Mr. Dachis was replaced by Jean-Philippe Maheu, formerly our chief operating officer, who had been with us in various capacities since July 1997. We are not currently planning to replace Mr. Kanarick.

     In January of 2002, we promoted Robert Lord from his position as Executive Vice President - North America to chief operating officer. As currently composed, our management team has not worked together for a significant length of time. Any failure of our new executive management to successfully work together could materially harm our business, results of operations and financial condition.

   The loss of our key professionals would make it difficult to complete existing client engagements and bid for new client engagements, which could adversely affect our business and results of operations.


     Our business is labor intensive, and our success depends on identifying, hiring, training and retaining professionals. If any of our senior managers or key project managers leave, we may be unable to complete or retain existing client engagements or bid for new client engagements of similar scope and revenue. We have entered into employment agreements and non-competition agreements with some of our senior managers, but these key personnel may still leave us or compete with us. In addition, a court might not enforce the non-competition provisions of these agreements. Even if we retain our current employees, our management must continually recruit talented professionals in order for our business to grow. These professionals must have skills in business strategy, marketing, branding, technology and creative design. An inability to attract, motivate and retain qualified professionals, could adversely affect our business and results of operations.

   We are involved in litigation, including class action lawsuits and a shareholder's derivative action, that has been costly and time-consuming.

     We are involved in a variety of lawsuits, including class action lawsuits and a shareholders' derivative action. In addition, various other lawsuits, claims and proceedings may be asserted against us or by us including, without limitation, those related to lease contracts, performance of services for customers and employment matters. Regardless of the merits of the claim and regardless of the outcome, litigation is expensive and time consuming. These cases have and could continue to divert management's attention from our business, and we cannot predict the outcome of any litigation. Some lawsuits, claims or proceedings may be resolved unfavorably to us, and we may incur significant costs defending ourselves. As a result, we cannot assure you that any or all of the litigation matters in which we are involved will not significantly harm our business or our financial situation.

   Our revenues are difficult to predict because we derive them from fees generated on a project-by-project basis and we do not have a substantial number of long-term contracts with our clients.

     Because clients typically engage us on a project-by-project basis, we cannot be certain that these clients will engage us for future projects. It is difficult to predict whether our revenues will decrease in subsequent periods because a client elects not to retain us after the completion of a project or elects to retain us for a smaller project. For the quarter ended March 31, 2002, four clients individually exceeded 10% of quarterly revenues, amounting to $6.1 million or 55% of the quarterly revenues. It is possible that, in the future, we may depend on a small number of clients for a significant portion of our revenues and who retain our services on a project-by-project basis. In that event, our business may be adversely affected if such clients do not retain us upon completion of their projects for projects of a similar size and cost. In addition, if the number or average size of our client engagements decreases in any quarter, then our revenues and operating results may also decrease.

     Many of our clients can terminate their agreements with us, whether time and materials or fixed-fee based, on 30-days' prior written notice If our clients terminate, or fail to renew, existing agreements, our business, financial condition and results of operations could suffer material harm.

   Our engagements could be unprofitable if we do not perform fixed-price, fixed-time contracts efficiently.

     Some of our engagements may be unprofitable and we may experience losses if our actual costs for fixed-price, fixed time engagements exceed the estimated costs. Historically, we have derived a portion of its revenues from fixed price, fixed-time contracts. When working on that basis, we agree with the customer on a statement of work. We warrant that we will deliver the specified work at a specified time at a fixed price. In making proposals for fixed-price, fixed-time contracts, we estimate the time and money required to complete the client engagement. These estimates reflect judgments about the complexity of the engagement and the efficiency of our methods, technologies and IT professionals when applied to the client engagement. Unexpected delays and costs may arise, often outside of our control. To remedy these delays, we may sometimes need to devote unanticipated additional resources to complete some of our client engagements. Devoting extra resources reduces the profitability of the contracts, and can even lead to losses. The losses or diminished profitability on fixed-fee, fixed-time contracts could materially harm our business, financial condition and results of operations.

   Our billable employees may be underutilized if clients do not retain our services, which could reduce our revenues and margins and damage our goal to maintain profitability.

     If clients who use our services fail to retain us for future projects or if clients or prospective clients delay planned projects, we may be unable to quickly reassign billable employees to other engagements so as to minimize under-utilization of these employees. This under-utilization could reduce our revenues and gross margins and hinder profitability.


   We may need additional capital that may not be available to us.

     We may need to raise additional funds through public or private debt or equity financings in order to fund our current operating losses and to settle our accounts payable and accrued expenses while we attempt to balance the demand for our services with the cost of providing those services. Included in our accrued expenses is an estimate of approximately $7.6 million related to an unresolved withholding tax issue and related interest with various governmental agencies. If we maintain profitability, we may need additional funds to take advantage of opportunities, including acquisitions of, or investments in, businesses or technologies, developing new services, or responding to competitive pressures. We cannot assure you that any additional financing we may need will be available on terms favorable to us, or at all.

In such case, our financial condition, operating results and business may be materially and adversely affected.

   The indictment of Arthur Andersen LLP may adversely affect Arthur Andersen LLP's ability to satisfy any claims arising from the provision of auditing services to us and may impede our access to the capital markets after the completion of this offering.

     Arthur Andersen LLP, which audited our financial statements incorporated by reference in this registration statement for the years ended December 31, 2001 and 2000, has informed us that on March 14, 2002 an indictment was unsealed charging it with federal obstruction of justice arising from the government's investigation of Enron Corp. Arthur Andersen LLP has indicated that it intends to contest the indictment vigoursly. The Securities and Exchange Commision ("SEC") stated that it will continue accepting financial statements audited by Arthur Andersen LLP so long as Arthur Andersen LLP is able to make specified representations to us. It is possible that events arising out of the indictment may adversely affect the ability of Arthur Andersen LLP to satisfy any claims arising from its provision of auditing services to us, including claims that arise out of Arthur Andersen LLP's audit of our financial statements incorporated by reference in this registration statement.

     Should we seek to access the public capital markets after we complete this registration statement, SEC rules will require us to include or incorporate by reference in any registration statement three years of audited financial statements. If the SEC ceases to continue to accept financial statements audited by Arthur Andersen LLP or if Arthur Andersen LLP becomes unable to make representations to us as required by the SEC, it is possible that our currently available audited financial statements for the years ended December 31, 2001 and 2000 audited by Arthur Andersen LLP might not satisfy the SEC's requirements. In that case, we would be unable to access the public capital markets unless another independent accounting firm is able to audit the financial statements originally audited by Arthur Andersen LLP. Any delay or inability to access the public capital markets caused by these circumstances could have a materially adverse impact on our ability to raise capital, acquire businesses, fund growth or best effectively manage the profitability of our business.

   Some of our clients may be unable to raise additional capital needed to retain our service or pay us for services performed.

     Some of our current and potential clients, particularly those clients funded primarily by venture capital, need to raise additional funds in order to continue their business and operations as planned. We cannot be certain that these companies will be able to obtain additional financing on favorable terms or at all. As a result of their inability to raise additional financing, some clients may be unable to pay us for services we have already provided them with or they may terminate our services earlier than planned, either of which could seriously harm our business, financial condition and operating results.

   We may be unable to manage effectively the restructuring efforts we announced in December 2000, which could result in our being unable to control our costs and implement our business strategies effectively.

     Since December 31, 2000, we have engaged in a variety of restructuring efforts, including terminating approximately 1560 of our 1994 employees and closing or selling our European operations. If we find that our current restructuring efforts are insufficient to help us maintain profitability, we may implement additional restructuring efforts. Our restructuring efforts to date and any future restructuring efforts have placed, and may continue to place, a significant strain on our managerial, operational, financial and other resources. Additionally, the restructuring may have a negative effect on our employee turnover, recruiting and retention of important employees. If we are unable to implement our restructuring effectively or if we experience difficulties in implementing the restructuring, our expenses could increase more quickly than our revenues or our revenues could decline as a result of our failure to service new client engagements adequately, either of which would seriously harm our business, financial condition, results of operation and cash flows.

   We compete in a new and highly competitive market that has low barriers to entry. If competition increases, as we expect it to, our financial results may be adversely affected.

     We compete in the information technology services market which is relatively new and intensely competitive. We expect competition to intensify as the market evolves. We compete with:

   o  strategic consulting firms;

   o  Internet service firms;

   o  technology consulting firms and integrators; and

   o in-house information technology, marketing and design departments of our clients and potential clients.

     Many of our competitors have longer operating histories, larger client bases, longer relationships with clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than we have. In addition, our industry is experiencing rapid consolidation, which may better enable current and future competitors to devote greater resources to marketing campaigns, adopt more aggressive pricing models or devote substantially more resources to client and business development than we do.


     Relatively few barriers prevent competitors from entering the information technology services market. As a result, new market entrants pose a threat to our business. We do not own any patented technology that prevents or discourages competitors from entering the information technology services market. Existing or future competitors may develop or offer services that are comparable or superior to ours at a lower price, which could materially harm our business, results of operations and financial condition.


   If we do not maintain our reputation and expand our name recognition, we may not remain competitive.

     If our reputation is damaged or if we do not effectively communicate to potential clients what services we provide, we may become less competitive or lose our market share. Promotion and enhancement of our name will depend largely on our success in providing high quality services and end-to-end digital communications solutions, which we cannot ensure. If clients do not perceive our services to be effective or of high quality, our brand name and reputation could be materially and adversely affected.

     In addition, we license certain of our trademarks to certain of our former European subsidiaries. Because we license trademarks to certain of our former European subsidiaries, content published or actions taken by these entities could materially and adversely affect our name and reputation.

   We may be liable for defects or errors in the solutions we develop for our clients, which could reduce our revenues.


     Many of the solutions we develop are critical to the operations of our clients' businesses. Any defects or errors in these solutions could result in:

   o  delayed or lost revenue;

   o  damage to our professional reputation;

   o  negative publicity;

   o  additional expenditures to correct the problem; or

   o claims against us for negligence in performing our services or errors in the software code provided by us.

     The contracts we enter into with our customers often limit the damages we may have to pay to damages arising from negligent conduct and for other potential liabilities in our services. However, these contractual provisions may not protect us from liability for damages. In addition, large claims may not be adequately covered by insurance and may raise our insurance costs.

   Misappropriation of our trademarks and other proprietary rights could harm our reputation, affect our competitive position and cost money.


     We believe our trademarks and other proprietary rights are important to our success and competitive position. If we cannot protect our trademarks and other proprietary rights against unauthorized use by others, our reputation among existing and potential clients could be damaged and our competitive position adversely affected. We have registered certain of our trademarks in the United States and abroad. We use our best efforts to limit access to and distribution of our proprietary information, as well as proprietary information licensed from third parties. We cannot ensure that these strategies will be adequate to deter misappropriation of our proprietary information and material.


     Our strategies to deter misappropriation could be inadequate in light of the following risks:

   o foreign countries may not recognize our proprietary rights or may fail to protect those rights adequately;

   o competitors could use our trademarks without authorization or misappropriate our proprietary information or materials without detection; and

   o non-competition and confidentiality agreements signed by our key employees may prove unenforceable.

         If any of these risks materialize, we could be required to spend significant amounts to defend our proprietary rights and our managerial resources could be diverted. In addition, our trademarks and other proprietary rights may decline in value or not be enforceable.

   We may face intellectual property claims that may be costly to resolve and limit our future ability to use certain intellectual property.


     Although we believe that the solutions that we develop for our clients and our proprietary rights generally do not infringe the intellectual property rights of others, other parties may assert intellectual property infringement claims against us, and we cannot assure you that such claims will not be successful. If such claims are asserted, even if not successful, we could incur substantial costs and our management resources could be diverted. If a claim relating to proprietary technology, content or information is asserted against us, we may need to obtain licenses to the disputed intellectual property. We cannot assure you that we will be able to obtain these licenses on commercially reasonable terms or that we will be able to obtain the licenses.


   We must adapt to technical innovations in order to retain and attract clients.

     Our business operations depend, in part, on our ability to keep pace with rapid technological change, new products and services embodying new processes and technologies and industry standards and practices. Failure to respond to these changes could render our existing service practices and methodologies obsolete. We cannot assure you that we will be able to respond quickly, cost-effectively or sufficiently to these developments.

   The services that we provide depend largely on the Internet. Therefore, if usage of the Internet fails to grow, our business may fail to grow as well.


     Our future success depends on continued widespread use of the Internet as an effective medium of business and communication because we primarily use Internet-based technology to create our solutions. Factors which could reduce the widespread use of the Internet include:


   o possible disruptions, computer viruses or other damage to the Internet servers or to users' computers;

   o actual or perceived lack of security of information or privacy protection; and

   o  excessive governmental regulation.

     In addition, our business may be indirectly impacted if the number of users of the Internet does not continue to increase or if commerce over the Internet does not continue to grow. The Internet may lose its viability as a commercial marketplace due to consumers' actual or perceived lack of security of information, such as credit card numbers, governmental regulation and uncertainty regarding intellectual property ownership. Use of the Internet may also be affected if the infrastructure of the Internet is not developed or maintained. Published reports have indicated that capacity constraints caused by growth in the use of the Internet may impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. If the necessary infrastructure, products, services or facilities are not developed, or if the Internet does not become a viable and widespread commercial medium, our business, results of operations and financial condition could be materially and adversely affected.

   Terrorist attacks and threats or actual war may adversely affect our financial condition, operating results, and business.

     Recent terrorist attacks in the United States and recent acts of war by and against the United States, as well as future events occurring in response or connection to them, including, without limitation, future terrorist attracts against the United States, Europe or other targets, rumors or threats of war, actual conflicts involving the United States or its allies, including various countries in Europe, or military or trade disruptions affecting our customers, may adversely affect our financial condition, operating results and business, including, among other things, the delay or cancellation of the delivery of Internet-focused business solutions on the part of our customers or potential customers. More generally, any of these events could cause business and consumer confidence and spending to decrease further, resulting in increased volatility in the U.S. and worldwide financial markets and economy and resulting in economic recession in the United States and internationally. Any of these occurrences would likely have a significant adverse effect on our operations and financial condition and could increase the volatility of the market price for our Common Shares as well as adversely affect the future price of our Common Shares.

   U.S. and foreign government regulation of the Internet is still developing and may adversely impact our business.

     State, local and federal governments in the U.S. and local and national governments in the European Union and elsewhere have recently passed legislation relating to the Internet and electronic commerce, including laws and regulations relating to user privacy, taxes, pricing and copyrights. In many instances, because these laws are still being implemented, we are not certain how they will directly affect our business. This new legislation may indirectly affect us through its impact on our clients and potential clients and could affect the growth of the Internet as a medium for commerce and communications. In addition, U S and foreign governmental bodies are considering, and may consider in the future, other legislative proposals to regulate the Internet and electronic commerce. We cannot predict if or how any future legislation would impact our business, results of operations or financial condition.

   Our stock price is volatile, which among other things, can adversely affect our ability to raise capital and undermine investor confidence.

         The trading price of our stock is volatile, and this volatility will likely continue in the future. Wide fluctuations in our trading price or volume can be caused by:

   o  quarterly variations in our operating results;

   o announcements by significant investors of their intention to sell our shares;

   o  delisting of our Common Stock from the Nasdaq National Market;

   o investor perception of our company and the information technology services market in general;

   o  announcements or implementation of technological innovations;

   o announcements or implementation by us or our competitors of new products or services;

   o lay-offs of employees due to underutilization or resignations of key employees, officers or directors;

   o  financial estimates by securities analysts; and

   o  general economic and information technology services market conditions.

     In addition, the stock market in general, and the market for Internet-related stocks in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. If investor interest in Internet stocks continues to decline, the price of our Common Stock could drop suddenly and significantly, even if our operating results are positive. If the trading volume of our Common Stock experiences significant changes, the price of our Common Stock could also be adversely affected. Furthermore, declines in the trading or price of our Common Stock could materially and adversely affect employee morale and retention, our access to capital and other aspects of our business. In the past, securities class action litigation has been brought against a company following periods of volatility in the market price of its securities. Because of the volatility of our stock price, we may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert our management's attention and resources, which could adversely affect our financial condition and results of operations.


   If the current placements were aggregated by Nasdaq with the shares sold pursuant to our registration statement filed on Form S-3, which was declared effective on October 31, 2001, we may be required to seek the approval of our stockholders.

     Under applicable Nasdaq rules, a company with securities listed on the Nasdaq National Market is required to obtain stockholder approval prior to the issuance of securities if such issuance is not a public offering and involves the sale of 20% or more of our outstanding Common Stock at a price less than the greater of book or market value. Pursuant to our registration statement on Form S-3, which was declared effective on October 31, 2001, between November 28, 2001 and March 29, 2002, we issued 20,182,485 shares of our Common Stock at a discount to the then current market price of our Common Stock to institutional and accredited investors. If the shares of Common Stock we sold in private placements that closed on April 18, 2002 and April 25, 2002 were aggregated with the earlier offerings, we would be required to seek the approval of our stockholders. We believe that two private placements should not be aggregated with the earlier public offerings. However, we have not obtained any formal guidance from Nasdaq that these private placements and the earlier public offerings would not be deemed to be a single offering that would require prior approval by our stockholders. In the event that Nasdaq were to determine that this offering requires approval of our stockholders, Nasdaq could halt trading of our Common Stock and initiate delisting of our Common Stock from the Nasdaq National Market if we were to fail to obtain stockholder approval. A delisting by Nasdaq, if it were to occur, could materially impair the liquidity of such securities and could adversely affect the trading price of our Common Stock.

   If our common stock is delisted from the Nasdaq National Market it could result in difficulties in disposing of shares of our common stock owned by investors.


     Our Common Stock is currently listed on the Nasdaq National Market. In order for our stock to continue to be listed on the Nasdaq National Market, we must have $50,000,000 market capitalization (or $50,000,000 in total assets and $50,000,000 in total revenues), a public float of 750,000 shares, a $15,000,000 market value of our public float, a minimum bid price of $3.00, 400 round lot holders and four market makers. We were advised by Nasdaq in a letter dated February 14, 2002 that we failed to meet the continued inclusion requirement for minimum bid price, and that if our minimum bid price did not exceed $3.00 for ten consecutive trading days during the 90 day period after being so advised, Nasdaq may determine that our common stock should be delisted from the Nasdaq National Market. Any delisting determination is subject to appeal, and if we choose to appeal such a determination, we may not be successful in our appeal. If we are delisted from the NASDAQ National Market, we may seek to transfer the listing of our common stock to the Nasdaq SmallCap Market, which requires that we have $2,000,000 in net tangible assets, $35,000,000 in market capitalization or $500,000 in net income in two of our last three fiscal years, a public float of 500,000 shares, a $1,000,000 public float, a $1.00 bid price, two market makers and 300 round lot holders. If we are unable to maintain our National Market listing or are unable to qualify to transfer our listing to Nasdaq's SmallCap market, our common stock would likely be traded on the OTC Bulletin Board, where you may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock.

   Future sales of our Common Stock in the public market could adversely affect our stock price and our ability to raise funds in new equity offerings.


     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or the availability for future sale of shares of Common Stock or securities convertible into or exercisable for our Common Stock will have on the market price of Common Stock prevailing from time to time. Sale, or the availability for sale, of substantial amounts of Common Stock by existing stockholders under Rule 144, through the exercise of registration rights or the issuance of shares of Common Stock upon the exercise of stock options or warrants or the conversion of any convertible preferred stock, or the perception that such sales or issuances could occur, could adversely affect prevailing market prices for our Common Stock and could materially impair our future ability to raise capital through an offering of equity securities. As of December 31, 2001, we have approximately 17.8 million shares issuable upon exercise of options (approximately 13 million of which are currently exercisable).

   If the current private placements were to be found not to be exempt from
   Section 5 of the Securities Act, then the investors in those placements may be able to sue to recover the consideration paid for their shares or for damages.

     The current private placement transactions occurred less than six months from the completion of certain registered offerings of Common Stock. As a result, the current private placements do not fall within the safe-harbor provided by the Securities Act, and there is a risk that investors in either the registered offerings or the private placements may claim that the transactions should be integrated. We do not believe that these transactions should be integrated or treated as a single offering, and we believe that the current placement is exempt from registration under Section 4(2) of the Securities Act. However, if a court does not agree with our view, and the current placements were found not to be valid private placements exempt from Section 5 of the Securities Act, then investors in the current transaction as well as investors in the registered offerings within six months prior to the private placements may be entitled to recover the consideration paid for the shares they purchased with interest thereon, or for damages (if the investor no longer owns the shares).

   We may be subject to certain penalty provisions if we fail to register the shares purchased in the current private placement transactions for resale in a timely manner as required by the Registration Rights Agreements.

     Under the terms of the Registration Rights Agreements entered into in connection with the current transaction, we are required to (i) file a registration statement on Form S-3 with the SEC within 15 days of closing each private placement, (ii) cause such registration statement to become effective within 90 days (or, 120 days in limited circumstances) of closing the transaction and (iii) maintain the effectiveness of the registration statement in the manner required by the Registration Rights Agreements. If we fail to comply with any of these provisions we will be required to pay an amount of cash equal to 2% of the aggregate purchase price paid by each investor for their respective shares purchased in the current transaction for every 30 day period (or portion thereof) that the failure to comply persists.

   Our charter documents could make it more difficult for a third party to acquire us.

     Our Certificate of Incorporation and By-laws are designed to make it difficult for a third party to acquire control of us, even if a change in control would be beneficial to stockholders. For example, our Certificate of Incorporation authorizes our Board of Directors to issue up to 10,000,000 shares of "blank check" preferred stock. Without stockholder approval, the Board of Directors has the authority to attach special rights, including voting and dividend rights, to this preferred stock. With these rights, preferred stockholders could make it more difficult for a third party to acquire our company.


     Our By-laws do not permit any person other than the Board of Directors or certain executive officers to call special meetings of the stockholders. In addition, we must receive a stockholders' proposal for an annual meeting within a specified period for that proposal to be included on the agenda. Because stockholders do not have the power to call meetings and are subject to timing requirements in submitting stockholder proposals for consideration at an annual or special meeting, any third-party takeover not supported by the Board of Directors would be subject to significant delays and difficulties.

                                 USE OF PROCEEDS

     The selling stockholders will receive all of the proceeds from the sale of the securities sold pursuant to this prospectus. See "Selling Stockholders" for the entity receiving proceeds from the sales of these shares.

                              SELLING STOCKHOLDERS

     We have filed a registration statement, of which this prospectus forms a part, in order to permit the selling stockholders or their transferees to resell to the public up to 23,684,162 shares of Common Stock, 4,965,411 of which are issuable pursuant to the exercise of warrants held by such selling stockholders. The selling stockholders may sell all, some or none of their Common Stock in this offering. See "Plan of Distribution."

     The Common Stock and 2,807,810 of the warrants were issued by us to the selling stockholders pursuant to Common Stock and Warrant Purchase Agreements dated as of April 18, 2002 and April 25, 2002, respectively. These warrants expire no later than April 30, 2005 and are exercisable for shares of Common Stock until that date at an exercise price of $0.45 per share, subject to customary anti-dilution adjustments for stock splits and similar types of corporate events.

     The remaining 2,157,601 warrants have final expiration dates of November 26, 2004 or April 30, 2005 and are exercisable for shares of Common Stock until those dates at exercise prices ranging from $0.144 per share to $0.54 per share. These warrants were issued to Ladenburg Thalmann & Co. Inc. in connection with its services as placement agent.

     The following table sets forth (i) the name of each selling stockholder,
(ii) the number of shares of common stock owned beneficially by it as of May 2, 2002 (which assumes full exercise of the warrants held by such selling stockholder), (iii) the number of shares which may be offered pursuant to this prospectus and (iv) the number of shares and percentage of class to be owned by the selling stockholder after this offering. The selling stockholders have not held any position or office or had any other material relationship with us or any of our affiliates within the past three years other than as a result of its ownership of Common Stock. Because the selling stockholders may offer all, some or none of their respective shares of Common Stock, no definitive estimate as to the number of shares that will be held by any selling stockholders after this offering can be provided.

     Each selling stockholder has provided information regarding their holdings set forth in the table below. The selling stockholders named in the table have sole voting and investment power with respect to all Common Stock shown as beneficially owned by it. A person is considered the beneficial owner of any securities as of a given date that can be acquired within 60 days of such date through the exercise of any option, warrant or right. Common Stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are considered outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not considered outstanding for computing the ownership percentage of any other person.

     The "Common Shares Beneficially Owned after Offering" column assumes the sale of all shares offered. The "Percentage of Common Shares Beneficially Owned after Offering" column is based on 142,000,000 shares of common stock outstanding as of May 1, 2002.

                                         Common Shares                            Common Shares          Percentage of
                                         Beneficially          Common Shares       Beneficially          Common Shares
                                        Owned Prior to        Offered by this      Owned After           Beneficially
Name of Selling Stockholder                Offering             Prospectus           Offering        Owned After Offering
------------------------------------ ---------------------- -------------------- -----------------  ------------------------
AIG DKR SoundShore Holdings Ltd.             716,235(1)             716,235(1)          0                       0

                                         Common Shares                            Common Shares          Percentage of
                                         Beneficially          Common Shares       Beneficially          Common Shares
                                        Owned Prior to        Offered by this      Owned After           Beneficially
Name of Selling Stockholder                Offering             Prospectus           Offering        Owned After Offering
------------------------------------ ---------------------- -------------------- -----------------  ------------------------
AIG DKR SoundShore Private
   Investors Holding Fund Ltd.               449,217(2)             449,217(2)          0                       0
AIG DKR SoundShore Strategic
   Holding Fund Ltd.                         256,594(3)             256,594(3)          0                       0
AIG DKR SoundShore Opportunity
   Holding Fund Ltd.                         374,829(4)             374,829(4)          0                       0
Alpha AG                                   5,390,625(5)           5,390,625(5)          0                       0
Bristol Investment Fund                    1,078,125(6)           1,078,125(6)          0                       0
01144 Ltd.                                   359,375(7)             359,375(7)          0                       0
Dominion Investments                         898,437(8)             898,437(8)          0                       0
Excalibur Ltd. Partnership                 1,257,812(9)           1,257,812(9)          0                       0
Gundyco (in trust for the K2
   Arbitrage Fund)                         1,150,000(10)          1,150,000(10)         0                       0
Ladenburg Thalmann & Co. Inc.              1,123,125(11)          1,123,125(11)         0                       0
Ladenburg Thalmann & Co. Inc.              1,034,476(12)          1,034,476(12)         0                       0
Paul Revere Capital Partners               3,593,750(13)          3,593,750(13)         0                       0
   Limited
River View, LLC                              359,375(14)            359,375(14)         0                       0
Royal Capital Management, Inc.             1,150,000(15)          1,150,000(15)         0                       0
Stonestreet Ltd. Partnership               2,695,312(16)          2,695,312(16)         0                       0
Triton West Group                          1,796,875(17)          1,796,875(17)         0                       0

-------------------
(1) Includes 93,422 shares of Common Stock issuable pursuantto a currently exercisable warrant.
(2) Includes 58,592 shares of Common Stock issuable pursuant to a currently exercisable warrant.
(3) Includes 33,469 shares of Common Stock issuable pursuant to a currently exercisable warrant.
(4) Includes 48,891 shares of Common Stock issuable pursuant to a currently exercisable warrant.
(5) Includes 703,125 shares of Common Stock issuable pursuant to a currently exercisable warrant.
(6) Includes 140,625 shares of Common Stock issuable pursuant to a currently exercisable warrant.
(7) Includes 46,875 shares of Common Stock issuable pursuant to a currently exercisable warrant.
(8) Includes 117,187 shares of Common Stock issuable pursuant to a currently exercisable warrant.
(9) Includes 164,062 shares of Common Stock issuable pursuant to a currently exercisable warrant.
(10) Includes 150,000 shares of Common Stock issuable pursuant to a currently exercisable warrant.
(11) Includes 1,123,125 shares of Common Stock issuable pursuant to a currently exercisable warrant.
(12) Includes 1,034,476 shares of Common Stock issuable pursuant to warrants which will become exercisable at various times between November 26, 2002 and March 28, 2003.
(13) Includes 468,750 shares of Common Stock issuable pursuant to a currently exercisable warrant.
(14) Includes 46,875 shares of Common Stock issuable pursuant to a currently exercisable warrant.
(15) Includes 150,000 shares of Common Stock issuable pursuant to a currently exercisable warrant.
(16) Includes 351,562 shares of Common Stock issuable pursuant to a currently exercisable warrant.
(17) Includes 234,375 shares of Common Stock issuable pursuant to a currently exercisable warrant.

                              PLAN OF DISTRIBUTION

         The selling stockholders, or their respective pledgees, donees, transferees, or other successors in interest, may offer their Common Stock from time to time in one or more of the following transactions:

     (a) on any U.S. securities exchange on which the Common Stock may be listed at the time of such sale;

     (b) in the over-the-counter market;

     (c) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     (d) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     (e) ordinary brokerage transactions and transactions in which the broker solicits purchases;

     (f) privately negotiated transactions;

     (g) short sales;

     (h) through the writing of options on the shares;

     (i) one or more underwritten offerings on a firm commitment or best efforts basis; and

     (j) any combination of such methods of sale.

         The selling stockholders may also transfer shares by gift. We do not know of any arrangements by any selling stockholder for the sale of the Common Stock held by them.

     In effecting sales, brokers and dealers engaged by any selling stockholder may arrange for other brokers or dealers to participate. Broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share. To the extent such broker-dealer is unable to do so acting as agent for the selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions on the Nasdaq National Market at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell their shares in accordance with Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus, regardless of whether such shares are covered by this prospectus.

     From time to time, a selling stockholder may pledge, hypothecate or grant a security interest in some or all of the shares owned by it. The pledgees, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. In addition, a selling stockholder may, from time to time, sell short our Common Stock, and, in such instances, this prospectus may be delivered in connection with such short sales and the shares offered under this prospectus may be used to cover short sales.

     To the extent required under the Securities Act of 1933, the aggregate amount of the selling stockholder's shares of common stock being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the Common Stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the applicable selling stockholder and/or purchasers of such selling stockholder's shares of Common Stock, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     Any selling stockholder and any broker-dealers that participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the Common Stock sold by them may be deemed to be underwriting discounts and commissions. Ladenburg Thalmann & Co. is a registered broker-dealer, and as to any shares which it sells for its own account, it will be an underwriter.

     Any selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with the selling stockholder, including, without limitation, in connection with distributions of the common stock by such broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer such shares. Any selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

     Any selling stockholder and other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Securities and Exchange Act of 1934, including

Regulation M. With certain exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our Common Stock.

     We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholder has agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933.

     The shares of Common Stock offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act of 1933. Pursuant to an agreement with the selling stockholders, we agreed to register the common stock under the Securities Act of 1933.

     We will pay all expenses in connection with this offering other than fees and expenses of counsel and other advisers to the selling stockholder or underwriting discounts, brokerage fees and commissions.

                           DESCRIPTION OF COMMON STOCK

     We are authorized to issue 200,000,000 shares of Class A Common Stock, par value $0.01 per share. At the close of business on May 1, 2002 there were 142,000,000 shares of our Common Stock outstanding. Each holder of Common Stock is entitled to one vote for each share owned on all matters voted upon by stockholders, including the election of directors. Subject to the rights of any then outstanding shares of preferred stock, holders of common stock are entitled to dividends that the board of directors may declare. The decision to declare dividends is made by the board of directors in its sole discretion, but the board of directors may declare dividends only if there are funds legally available to pay for the dividends. Holders of Common Stock are entitled to share ratably in our net assets upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. Holders of common stock have no preemptive rights to purchase shares of our stock. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any of our other securities.

                                     EXPERTS

     The consolidated financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The consolidated financial statements for the year ended December 31, 1999 incorporated in this document by reference to the Annual Report on Form 10K/A for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

     Legal matters with respect to the validity of the securities offered hereby are being passed upon by Morrison & Foerster LLP, New York, New York.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. The registration statement, including exhibits, may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C. and copies of all or any part of which may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith we are required to file annual and quarterly reports, proxy statements and other information with the Commission. These reports, proxy statements and other information are available for inspection and copying at the Commission's public reference rooms and the Commission's website referred to above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Commission requires us to "incorporate" into this prospectus information that we file with the Commission in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the Commission in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference our documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the sale of all shares covered by this prospectus:

     1. Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001; and

     2. Our Quarterly Report on Form 10-Q for the three months ended March 31, 2002.

     3. Our Current Reports on Form 8-K filed with the Commission on January 11, 2002, January 14, 2002, March 29, 2002 and April 23, 2002.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                                 Razorfish, Inc.
                           107 Grand Street, 2nd floor
                            New York, New York 10013
                   Attention: David LaBar, Investor Relations
                            Telephone: (212) 966-5960

                                23,684,162 Shares


                                    RAZORFISH


                                  Common Stock

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered (except any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares). All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

SEC registration fee ..............................        $     714.09
Accounting fees and expenses ......................           10,000.00
Legal fees and expenses ...........................           10,000.00
Printing costs ....................................              500.00
Miscellaneous .....................................                0.00
---------------------------------------------------       -------------

         Total ....................................          $21,214.09
                                                          =============

Item 15.   Indemnification of Directors and Officers

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(1) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (4) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation contains provisions permitted by Section 102(b)(7) of the DGCL. Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

Item 16.   Exhibits

Exhibit
Number         Description
------         -----------
4.1(i)         Common Stock and Warrant  Purchase  Agreement by and among the Company and the  Investors,  dated as of
               April 18, 2002.(1)
4.1(ii)        Registration  Rights  Agreement  by and  among the  Company  and the  Investors,  dated as of April 18,
               2002.(1)
4.1(iii)       Form of Warrant.(1)
4.2(i)         Common Stock and Warrant  Purchase  Agreement by and among the Company and the  Investors,  dated as of
               April 25, 2002.(1)
4.2(ii)        Registration  Rights  Agreement  by and  among the  Company  and the  Investors,  dated as of April 25,
               2002.(1)
4.2(iii)       Form of Warrant.(1)
4.3(i)         Form of Warrant for Ladenburg Thalmann & Co. Inc.(1)
4.3(ii)        Form of Warrant for Ladenburg Thalmann & Co. Inc.(1)
5.1            Opinion of Morrison & Foerster LLP.(1)
23.1           Consent of Arthur Andersen LLP.(1)
23.2           Consent of PricewaterhouseCoopers LLP.(1)
23.3           Consent of Morrison & Foerster LLP (including in Exhibit 5.1 hereto).(1)
24.1           Power of Attorney (included in the signature page).

---------------------------
(1) Filed herewith.

Item 17.   Undertakings

     The undersigned Registrant hereby undertakes the following:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registration pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Razorfish has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Razorfish will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 3, 2001.

                                     RAZORFISH, INC.

                                     By: /s/ Jean-Philippe Maheu
                                         ---------------------------------------
                                         Jean-Philippe Maheu
                                         Chief Executive Officer

                                POWER OF ATTORNEY

     The undersigned hereby constitutes and appoints Jean-Philippe Maheu and John J. Roberts, severally, and each of them, as his true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his stead, in any and all capacities, to sign on his behalf this Registration Statement on Form S-3 in connection with the offering of common stock by the registrant and to execute any amendments thereto (including post-effective amendments), including a registration statement filed pursuant to Rule 462(b), or certificates that may be required in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, and each of them, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, jointly or severally, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 3, 2001.

Signature                                                  Title
---------                                                  -----
/s/ Jean-Philippe Maheu                                    Chief Executive Officer and Director (Principal
------------------------------------
Jean-Philippe Maheu                                        Executive Officer)

/s/ John J. Roberts                                        Chief Financial Officer
------------------------------------
John J. Roberts                                            (Principal Financial and Accounting Officer)

/s/ Carter F. Bales                                        Director
------------------------------------
Carter F. Bales

/s/ Peter Lund                                             Director
------------------------------------
Peter Lund

/s/ Bo Dimert                                              Director
------------------------------------
Bo Dimert

Exhibit Index

Exhibit
Number         Description
------         -----------

4.1(i)         Common Stock and Warrant  Purchase  Agreement by and among the Company and the  Investors,  dated as of
               April 18, 2002.(1)
4.1(ii)        Registration  Rights  Agreement  by and  among the  Company  and the  Investors,  dated as of April 18,
               2002.(1)
4.1(iii)       Form of Warrant.(1)
4.2(i)         Common Stock and Warrant  Purchase  Agreement by and among the Company and the  Investors,  dated as of
               April 25, 2002.(1)
4.2(ii)        Registration  Rights  Agreement  by and  among the  Company  and the  Investors,  dated as of April 25,
               2002.(1)
4.2(iii)       Form of Warrant.(1)
4.3(i)         Form of Warrant for Ladenburg Thalmann & Co. Inc.(1)
4.3(ii)        Form of Warrant for Ladenburg Thalmann & Co. Inc.(1)
5.1            Opinion of Morrison & Foerster LLP.(1)
23.1           Consent of Arthur Andersen LLP.(1)
23.2           Consent of PricewaterhouseCoopers LLP.(1)
23.3           Consent of Morrison & Foerster LLP (including in Exhibit 5.1 hereto).(1)
24.1           Power of Attorney (included in the signature page).

---------------------------
(1) Filed herewith.